Exhibit 99.1

The B2 Fighting Series Heads Back into the Metaverse for another Explosive MMA Showcase in Decentraland on Saturday May 7, with a New Drop of NFTs and Wearables

TAMPA, FL, May 6, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the B2 Fighting Series is set for its second premier Metaverse event as B2FS 160 is set to broadcast live from the Metaverse at the Aquarium Casino in the Vegas City district in Decentraland (-140,127) tomorrow night, May 7. Those showing up for the Metaverse event will also have access to exclusive new NFTs.

The event will also take place in real life (IRL) live from the Gas South District in Duluth, Georgia.

What:  B2 Fighting Series 160, Amateur and Professional LIVE MMA
Where (IRL): Gas South District in Duluth, Georgia
Where (Virtual): The Aquarium Casino, Vegas City District, Decentraland (-140, 127)
When:  Saturday, May 7. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

Physical seats have nearly sold out for live attendance, but tickets can still be purchased at the door. Interested fans will also be able to stream it live on Pay-Per-View here, or enjoy it live over the B2 Fighting Series apps on Amazon Fire TV or Apple TV. Virtual attendance is unlimited at The Aquarium Casino (theaquariumcasino.com).

The B2 Fighting Series, in partnership with Metaskins Studios SAS (“Metaskins”), will also be dropping new NFTs along with prior NFTs dropped at its first Metaverse event, B2FS 153, held on March 26. The new B2 wearable available for MMA fans in the Metaverse at the Aquarium Casino on May 7 will be the B2FS fight brand in a blue classic varsity jacket with black and white accents. The varsity jacket also features bright neon trimmings allowing avatars to be seen from far away, with bright lights shining throughout the wearable.

In addition, because the event is taking place at a casino in the metaverse, fans attending virtually will be able to engage in live “free play” casino gaming activities during the fights.

Official B2FS Matchmaker, Brandon “Hardrock” Higdon, commented, “We have a truly stacked fight card this weekend as we head to Duluth. The highlight of the evening will be the Main Event, which features two huge undefeated heavyweights looking to get a step closer to the big show: Antwan “The Giant Slayer” Phillips (3-0-0) will take on Austin “the Bodyguard” Green (2-0-0). Both big men come off first round KOs. That fight alone will likely be worth the price of admission. But we have five other pro fights ahead of it. It’s going to be a night of big fights and big action as top prospects go head to head in a series of critical matchups!”

B2FS 160 will feature 12 bouts – six pro and six amateur. Besides the explosive Main Event, Treston Vines will make his long-awaited return to the cage as he takes on a game Shlomo Boyd. Undefeated Christian Turner will also square off against highly touted prospect Roman Papuc. Cris Mims will face ATT’s Lamar Brown. Krissa Timbs will face off with Sarah Cook in exciting Pro female MMA action. Marcus Crawford will battle Mike Bardsley to round out the Pro card.

On the undercard, fans will be treated to five fascinating amateur bouts including a title fight for the 170 lbs. Welterweight belt between Quadarrius McGinnis (7-3-0) and Chris Brant (5-2-0).

David Cummings, Co-Founder of Metaskins, stated, “Metaverse fans will be fired up after the B2FS put on a knockout Decentraland event in March, which featured heavy avatar attendance and popular NFT wearables. If tomorrow night showcases even half the action we got to see in Alabama, then I know it’s going to be another memorable night!”

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“Tomorrow night will be our second major metaverse event as B2 Digital continues to expand into a thrilling and valuable new medium of exposure and distribution,” commented Greg P. Bell, Chairman and CEO of B2 Digital. “We will reach more fans and continue our accelerating trend of brand growth. The fight card is packed with real prospects. And all of them know the extra exposure offers the chance to become a global star overnight with a spectacular performance. The fighters are jacked. The B2 team is jacked. And our fanbase is ready for one of our most exciting shows ever.”

Don’t miss this amazing night! For tickets and PPV access, head to www.b2fs.com.

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The Official B2 Training Facilities Network, which is comprised of ONE MORE Gym and Spartan Fitness. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The B2 Training Facilities segment operates primarily through its ONE More Gym brand and its Spartan Fitness Facilities brand. The Company currently operates five ONE More Gym locations, with plans to continue to scale up the B2 Training Facilities segment at a pace of 15 new locations over the next 3 years. Both ONE MORE Gym and Spartan Fitness locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League www.B2FS.com

B2 Fighting Series Pay Per View Link www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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